THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by changing the name of the Class OOOOO (Dynamic U.S. Growth Fund – Class I), Class PPPPP (Dynamic U.S. Growth Fund – Class II), and Class QQQQQ (Dynamic U.S. Growth Fund – Institutional Class) shares as follows:

Old Designation	New Designation
Class OOOOO Dynamic U.S. Growth Fund – Class I	Class OOOOO Summit Global Investments Global Low Volatility Fund – Class I
Class PPPPP Dynamic U.S. Growth Fund – Class II Class QQQQQ Dynamic U.S. Growth Fund – Institutional Class	Class PPPPP Summit Global Investments Global Low Volatility Fund – Class II Class QQQQQ Summit Global Investments Global Low Volatility Fund – Institutional Class

SECOND:       The foregoing amendment to the charter of the Corporation was approved by the vote of a majority of the Board of Directors. The foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on behalf by its duly authorized President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties for perjury.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia .
Salvatore Faia
President

ATTEST:

/s/ James G. Shaw
James G. Shaw
Secretary